EXHIBIT 23



Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K into the Company's previously filed Registration Statement No. 333-68645, Registration Statement No. 333-87793, Registration Statement No. 333-96507, Registration Statement No. 33-79326 and Registration Statement No. 33-77784.




/s/  ARTHUR ANDERSEN LLP




Vienna, VA
August 29, 2000